Exhibit 99.1
3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553 www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REFINANCES $750 MILLION REVOLVER AND $300 MILLION TERM LOAN

BETHESDA, MD, JANUARY 13, 2014 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has refinanced $1.05 billion of debt, reducing the interest cost on its $750.0 million revolver and $300.0 million five-year term loan and extending their maturities to January 2019. The revolver and term loan include accordion features which, subject to certain conditions, entitle the Company to request additional lender commitments, allowing for total commitments up to $1.05 billion for the revolver and $500.0 million for the term loan.

The interest rate for the new revolver is based on a pricing grid with a range of 170 to 245 basis points over LIBOR, based on the Company’s leverage ratio and is currently LIBOR plus 170 basis points, or 1.86 percent. Pricing for the term loan is LIBOR plus 160 to 235 basis points, based on the Company’s leverage ratio. The term loan remains swapped, fixing LIBOR through August 2017, resulting in a current interest rate of 2.37 percent.

The revolver was arranged by Citigroup Global Markets Inc., BMO Capital Markets and RBS Securities Inc. as Joint Lead Arrangers and Book Running Managers. The term loan was arranged by Citigroup Global Markets Inc.

Additionally, LaSalle Hotel Lessee, Inc., the Company’s taxable REIT subsidiary refinanced its $25.0 million revolver with U.S. Bank National Association, with no change in capacity, on similar terms as the revolver and term loan.

“We appreciate the continued support of our bank group, which enabled us to enter into this new credit facility,” said Bruce Riggins, Chief Financial Officer of LaSalle Hotel Properties. “We were able to extend the maturity to 2019 and reduce our interest costs, resulting in current weighted-average interest cost of 3.8 percent for all Company debt. We have less than $9.0 million of debt maturing in 2014 and our balance sheet remains in excellent shape.”

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 45 hotels and a mezzanine loan secured by two hotels in Santa Monica, CA. The properties are upscale, full-service hotels, totaling approximately 11,400 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.
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Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller – 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com